EXHIBIT 10.06

AGREEMENT FOR PURCHASE AND SALE

          THIS AGREEMENT FOR PURCHASE AND SALE (the “Agreement”) is made and entered into as of the 1st day of November, 2005, by and between SCHAEDLE WORTHINGTON HYDE PROPERTIES, L.P., a Delaware limited partnership (the “Seller”), and NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership (the ‘Purchaser”), and is joined in by LANDAMERICA NATIONAL COMMERCIAL SERVICES, Atlanta, Georgia (the “Escrow Agent”) as follows:

WITNESSETH

          WHEREAS, Seller is the owner of certain real estate located at 14701 Swift Lane, Midlothian, Chesterfield County, Virginia, and known as The Grove at Swift Creek (“Swift Creek”) which is more particularly described on Exhibit “A” attached hereto and incorporated herein by reference, together with all easements, privileges, rights to access to any adjacent roadways, and all other appurtenances pertaining to or accruing to the benefit of such real estate (collectively, the “Real Property”);

          WHEREAS, the Real Property has been improved by the construction thereon of an apartment complex having 240 units (the “Improvements”);

          WHEREAS, Seller owns certain tangible personal property used in connection with its ownership and operation of the Real Property and the Improvements, which is described on Exhibit “B” hereto and incorporated herein by reference and certain intangible personal property used in connection with its ownership and operation of the Real Property and Improvements including, but not limited to, all telephone numbers, and all licenses, permits, consents, certificates (including certificates of occupancy), government entitlements and approvals pertaining to the ownership and/or operation of the Real Property and Improvements (collectively, the “Personal Property”);

          WHEREAS, Seller is the landlord under certain residential apartment leases (the “Leases”) relating to the Improvements and is the owner of certain security deposits under the Leases (the “Security Deposits”), and Seller is party to certain Service Contracts (as hereinafter defined) which affect the Real Property and the Improvements;

          WHEREAS, the Real Property, the Improvements, and Seller’s interest in and to the Personal Property, the Leases, the Security Deposits and the Service Contracts are referred to collectively as the “Property” or the “Project”;

          WHEREAS, Purchaser desires to purchase the Project from Seller and Seller desires to sell the Project to Purchaser, all upon the terms and conditions contained herein.

          NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties agree as follows:

          1.   Sale of the Project. Seller agrees to sell the Project to Purchaser and Purchaser agrees to acquire and purchase the Project from Seller in accordance with the terms and provisions contained herein. As used herein, the term Personal Property shall not include Seller’s rights and interest in the name “The Grove”, the oak leaf logo used in conjunction with such name, or any goodwill and other intangible interests associated therewith (the “Trademarks”), and such Trademarks shall not be conveyed to Purchaser as a part of the transaction contemplated by this Agreement, but Seller shall grant to Purchaser a license to use such Trademarks pursuant to terms and conditions contained in a License Agreement, in the form attached hereto as Exhibit “J”.

          2.   Purchase Price.The purchase price (the “Purchase Price”) for the Project shall be Twenty-Seven Million Two Hundred Fifty Thousand and no/100 Dollars ($27,250,000.00), to be paid as follows:

(a)  On or before November 4, 2005, Purchaser shall deliver to the Escrow Agent an initial deposit in the amount of Three Hundred Thousand Dollars ($300,000.00) which shall be held by it in an interest bearing account. If Purchaser has not terminated this Agreement, then on or before the expiration of the Inspection Period (as hereinafter defined), Purchaser shall deliver to the Escrow Agent an additional deposit in the amount of Three Hundred Thousand Dollars ($300,000.00) which will be held by it in an interest bearing account. The amounts delivered to the Escrow Agent pursuant to this Paragraph 2(a) and all interest earned thereon are referred to herein collectively as the “Deposit”. The Deposit will be held, disbursed and/or applied to the purchase price at Closing, pursuant to the provisions of the Escrow Agreement attached hereto as Exhibit “C”. The Deposit (less $25,000.00) shall be fully refundable to Purchaser during the Inspection Period, such $25,000.00 being non-refundable from the Effective Date except as provided in Paragraphs 8 and 13 hereof. After the expiration of the Inspection Period, but prior to Closing (as hereinafter defined), the Deposit shall be non-refundable to Purchaser except as provided in Paragraphs 6, 8, 10 and/or 13 hereof. Purchaser’s Federal Tax Identification Number is 41-2111139.

(b)  At Closing, Purchaser shall acquire the Project and shall pay to the Seller an amount equal to the Purchase Price, less the Deposit (which Deposit shall be paid to Seller as part of the Purchase Price), and plus or minus any other adjustments to the Purchase Price required to be made hereunder (the “Adjusted Purchase Price”). The payment of the Adjusted Purchase Price due the Seller shall be sent by wire transfer of funds in accordance with the written instructions delivered by Seller to Purchaser at least three (3) business days prior to Closing.

          3.   Property Information. Seller shall deliver to Purchaser in a timely manner, or make available to Purchaser at the Project, such appropriate information as reasonably requested by Purchaser, and in Seller’s possession, with respect to the Project. Purchaser acknowledges prior receipt of all information previously requested by Purchaser, and in Seller’s possession, with respect to the Project.

          4.   Representations Warranties and/or Covenants of Seller. Seller hereby makes the following representations, warranties, and/or covenants with respect to the Project to Purchaser, each of which is material to and is relied upon by Purchaser and each of which shall be deemed made on the date hereof and again at Closing:

(a)  Seller has good, marketable fee simple title to the Real Property, which is subject only to the items set forth on the Title Commitment (as hereinafter defined). The Project will be conveyed to Purchaser free and clear of all monetary liens and security interests.

(b)  Seller has the right, power and authority to enter into this Agreement, carry out its obligations hereunder and to transfer and convey the Project to Purchaser in accordance with the terms and conditions hereof without the consent of any other party, and, to the Seller’s knowledge, the consummation of the transactions contemplated hereby will not violate any laws or any agreements or obligations by which Seller is bound.

(c)  From the Effective Date through Closing, Seller shall operate the Project in an ordinary and reasonable manner in accordance with past practices and shall not (i) sell, encumber, further pledge, or otherwise transfer or dispose of all or any part of the Property, (ii) enter into any new written service contracts with respect to the Project that will not be cancelable by Purchaser upon thirty (30) days notice, without the prior written consent of Purchaser, (iii) enter into any new Leases or extend, renew or replace any existing Leases which are not entered into in the ordinary course of Seller’s business upon Seller’s standard lease form without Purchaser’s prior written consent, or (iv) cause or permit any change to the status of Seller’s title to the Real Property as reflected in the Title Commitment (defined in Paragraph 10 hereof).

(d)  Seller has received no notice of, nor does Seller have knowledge of, any pending, threatened or contemplated action by any governmental or quasi-governmental authority or agency having the power of eminent domain, which might result in any portion of the Project, or any interest therein, being taken by condemnation or conveyed in lieu thereof.

(e)  Seller has received no written notice of any violation of any federal, state, county or municipal zoning, environmental, building, fire, health and other similar laws, statutes, ordinances, regulations and requirements affecting the Project.

(f)  Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware and is qualified to transact business in the State where the Project is located. Seller has the legal power and authority and has obtained, or by Closing will have obtained, any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been duly authorized and properly executed and constitutes the valid and binding obligations of Seller, enforceable in accordance with its terms. To Seller’s knowledge, it has obtained all licenses, permits or other authorizations, and has taken all actions required by applicable law and governmental regulations in connection with its ownership and operation of the Project.

(g) Seller has not entered into any currently effective agreement, other than this Agreement, to convey the Project or any part thereof.

(h)  Seller is the owner of the Real Property and the Personal Property, free and clear of all liens, claims or encumbrances, except for the items shown on the Title Commitment, and liens and security interests relating to the Loan.

(i)  A copy of the rent roll of the Project, certified to Seller’s knowledge as of October 11, 2005, is attached hereto as Exhibit “F” (the “Rent Roll”). Seller has legal title to landlord’s interest in the Leases, free and clear, except for an assignment of such Leases to the Seller’s lender, which assignment shall be released as of Closing. To Seller’s knowledge, all information appearing on the Rent Roll and in the tenant lease files is true and complete in all material respects. Purchaser acknowledges that Seller is making available to Purchaser for examination all tenant lease files for the Project, which lease files, together with the Rent Roll, contain all information regarding the Leases of which Seller is aware.

(j)  Except as may be disclosed in any environmental report provided by Seller to Purchaser or obtained by Purchaser during the Inspection Period, to the knowledge of Seller, the Project has not, prior to or during the term of Seller’s ownership, been the site of any activity that violated any environmental law or regulation of any governmental body or agency having jurisdiction over the Project. Specifically, but without limitation, except as may be disclosed in any environmental report provided by Seller to Purchaser or obtained by Purchaser during the Inspection Period, to the knowledge of Seller, (1) Hazardous Materials (as defined below) have not been handled or stored on the Project by or with the consent of the Seller in violation of Environmental Laws (as defined below), (2) there is no on-site contamination resulting from activities on the Project which constitute a violation of Environmental Laws applicable to the Project, and (3) the Project contains no Hazardous Materials which are present in quantities that constitute a violation of Environmental Laws.

       As used herein, “Hazardous Materials” means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (452 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other Environmental Laws, or any substance which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or radon gas, urea formaldehyde, asbestos or lead.

       As used herein, “Environmental Laws” means all federal, state and local laws, ordinances, rules, and regulations which relate to the environment, health and safety and which are applicable to the Project.

(k)  Except as set forth on Exhibit “E” attached hereto and by this reference incorporated herein, to Seller’s knowledge, there is not now pending, or threatened, any claim, action, suit, arbitration, or proceeding, wherein Seller is a plaintiff or defendant or other named party, (including for example, but not limited to, condemnation or similar proceedings) before any court, tribunal, or governmental, or administrative agency or body which would materially and adversely affect the Project, or the operation thereof.

(l) The service contracts identified on the attached Exhibit “D” (the “Service Contracts”) constitute a complete and accurate listing of all operating and maintenance agreements and service contracts concerning the Project to which Seller and/or the manager of the Project is a party (other than the property management agreement with an affiliate of Seller to be cancelled at Closing).

(m) To Seller’s knowledge, all financial statements, information and other data delivered or to be delivered to Purchaser by Seller is/will be true and correct in all material respects.

(n)  To Seller’s knowledge, no public improvements, in the nature of sewer lines, sidewalks, road extensions and the like, have been ordered to be made to the Project, which have not, prior to the date hereof, been completed, assessed, or paid for.

(o)  No assessments have been made against any portion of the Project which are unpaid (excepting ad valorem taxes and utility bills not yet due and payable), whether or not they have become liens, and Seller shall notify Purchaser in writing upon learning of any such assessments and shall pay same, or pro-rate at Closing, as appropriate.

(p) To Seller’s knowledge, the Real Property and the Project are in compliance with all applicable zoning rules, regulations, ordinances and binding elements.

          Except as otherwise specifically provided herein, Seller has not made and does not make any representations or warranties, either express or implied (including without limitation, any warranty of suitability, habitability, marketability, merchantability or fitness for a specific purpose), all of which are hereby waived, with respect to the Project or any aspect or component thereof, the operations of the Project or the physical condition, fitness for a particular purpose or merchantability of any of the Property. Except as otherwise specifically provided herein, the Project will be conveyed to Purchaser in “AS-IS, WHERE IS, WITH ALL FAULTS” condition as of the date hereof with normal wear and tear changes thereafter, and upon consummation of this transaction, Purchaser will have fully satisfied itself with respect to the condition of the Project.

          5.   Purchaser’s Representations. Warranties and Covenants. Purchaser hereby makes the following covenants, warranties and representations to Seller, each of which is material to and relied upon by Seller:

(a)  Purchaser is a limited partnership duly organized and existing under the laws of the State of Delaware and has full power and authority to own its properties and assets and to carry on its business as now owned and operated. This Agreement has been duly authorized, executed and delivered by all necessary action on the part of Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms.

(b)  In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, except as expressly set forth herein.

(c)  Purchaser hereby agrees to indemnify Seller and hold Seller harmless against any injury, loss, damage or expense (including reasonable and actual attorneys’ fees and expenses) arising from any mechanic’s or materialmen’s liens, property damage or personal injury caused by Purchaser’s (and its agents’ and representatives’) inspection, examination, testing, investigations and undertakings with respect to the Project, it being understood and agreed that during the Inspection Period (as defined in Paragraph 9 hereof) Purchaser, its agents and representatives, shall be permitted to enter onto the Project in accordance with the terms and conditions set forth in paragraph 9 hereof to undertake the inspection, investigation, examination and testing of the Project. Purchaser shall obtain Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) before engaging in any invasive testing on the Project. Purchaser’s indemnity contained in this Paragraph 5(c) shall survive the termination of this Agreement.

(d)  The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transaction contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity which has not been previously obtained or any public, governmental or judicial authority; (ii) violate the terms of any instrument, document or agreement to which Purchaser is a party, or by which Purchaser is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; or (iii) to Purchaser’s knowledge, violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Purchaser, or the business or assets of Purchaser, and relating to the purchase of the Project.

(e)  Prior to the end of the Inspection Period, Purchaser shall not discuss specific compensation or make any offers to hire any of the Project’s employees. However, prior to the end of the Inspection Period, Purchaser shall have the right to generally discuss Purchaser’s business practices and culture, as well as its intentions to hire any or all of the Project’s employees, if the Closing is consummated. Nothing contained herein shall obligate Purchaser to hire any of the Project’s employees.

          6.   Conditions. Purchaser’s and Seller’s respective obligations to consummate the transactions described herein shall be contingent upon:

(a)  The representations, warranties, and covenants of the other party set forth in this Agreement being true and correct in all material respects on and as of the date of Closing in the same manner and with the same effect as though such representations, warranties and covenants had been made on and as of the Closing; and

(b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing shall have been tendered.

          In the event that a condition precedent to the obligations of a party shall not occur by the Closing and the occurrence of such condition is not waived by such party, then this Agreement shall terminate, the Deposit (less $25,000.00 which shall be paid to Seller) shall be paid to the Purchaser (except in the event Purchaser’s representation and warranties are not true in all material respects, in which event the entire Deposit will be paid over to Seller) and neither party shall have any further obligation to the other except for such obligation which by its terms is stated to survive the termination of this Agreement. Provided, however, the failure of any of the conditions in this paragraph 6 to occur that is a result of a default by a party under this Agreement shall remain subject to the rights and remedies of the non-defaulting party under paragraph 13, but provided further, however, with respect to subsection 6(a) above, a change in circumstances occurring after the Effective Date and prior to the Closing Date (as hereinafter defined) which shall make a representation or warranty no longer true and correct, shall not be a default hereunder (unless such change in circumstance was caused by the party making the representation) but shall give rise to a failure of the condition precedent to the other party’s obligation to close on the Project under Paragraph 6(a) and the rights of the parties hereto shall be limited to those set forth in the first sentence of this paragraph, and except that the failure of a representation or warranty to be true and correct when made shall be deemed to be default under this Agreement.

          7.   Closing. Deliveries. Prorated Items and Charges.

(a)  The closing of the transaction contemplated by this Agreement (the “Closing”) shall be held at a time and place, or by such other method, as may be mutually agreeable to the parties on or before January 31, 2006.

(b) At Closing, Seller shall deliver or cause to be delivered to Purchaser the following items:

(i)  An assignment to Purchaser, and assumption by Purchaser, of all Leases for the Project, together with originals of such Leases. Such assignment shall provide that Seller shall indemnify Purchaser and hold Purchaser harmless from and against all suits, claims, damages, losses, liabilities and causes of action (including reasonable attorney’s fees), relating to such Leases and first arising out of events occurring prior to the Closing and that Purchaser shall indemnify Seller and hold Seller harmless from and against all suits, claims, damages, losses, liabilities and causes of action (including reasonable attorney’s fees) relating to such Leases and first arising out of events occurring on or after the Closing, all in the form attached hereto as Exhibit “G”. Except as otherwise set forth in this Agreement, any Leases assigned hereunder shall be accompanied by a transfer of any and all security deposits and escrows, if any;

(ii)  A special warranty deed (“Deed”), in proper form for recording, conveying good, marketable and insurable fee simple title to the Real Property, free and clear of all liens, encumbrances, easements and restrictions except the Permitted Exceptions (as hereinafter defined);

(iii)  To the extent assignable, an assignment or assignments, and assumption by Purchaser, in the form attached hereto as Exhibit “H” conveying the Service Contracts. Such assignment shall provide that Seller shall indemnify and hold Purchaser harmless from and against any and all suits, claims, damages, losses, liabilities and causes of action (including reasonable attorneys’ fees) relating to the Service Contracts assumed by Purchaser and first arising out of events occurring prior to the Closing, and that Purchaser shall indemnify and hold Seller harmless from and against all suits, claims, damages, losses, liabilities and causes of action (including reasonable attorneys’ fees) relating to the Service Contracts assumed by Purchaser and first arising out of events occurring on or after the Closing;

(iv)  A Bill of Sale conveying all Personal Property, licenses, guarantees, warranties, telephone numbers and other intangible rights, permits, consents and certificates (including certificates of occupancy) but excluding Seller’s proprietary information, in the form attached hereto as Exhibit “I”;

(v)  A License Agreement granting to Purchaser the right to use the names “The Grove at Swift Creek”, the oak leaf logo and other items in connection therewith, in the form attached hereto as Exhibit J;

(vi)  Copies of all records of Seller held at the Project and relating to Leases, operations, service, repair, and maintenance of the Project and an updated Rent Roll, certified to Seller’s knowledge to be true, accurate and complete as of the Closing Date;

(vii)  Any and all other documents, instruments or other items reasonably necessary or appropriate to perform the obligations hereunder and those reasonably required by Purchaser’s attorney or the Title Insurance Company (as defined in Paragraph 10(b) hereof), including, without limitation, an owner’s title affidavit in customary form, and evidence of Seller’s authority to consummate the sale of the Project, and which are otherwise reasonably acceptable to Seller;

(viii) A FIRPTA affidavit;

(ix)  A closing statement prepared by Purchaser and duly executed by Seller and Purchaser setting forth in reasonable detail the financial transaction contemplated by this Agreement, including without limitation the Purchase Price, all prorations, the allocation of costs specified herein, and the source, application and disbursement of all funds;

(x) A letter executed by Seller advising tenants of the sale of the Project to Purchaser and directing that all rents and other payments thereafter be delivered to Purchaser;

(xi) All keys and security access codes and/or key cards in Seller’s possession to all doors within the Project and the improvements located thereon;

(xii) A certificate confirming the truthfulness and accuracy in all material respects as of the date of Closing of Seller’s representations and warranties contained in Paragraph 4 herein;

(xiii)  Notices of termination (effective as of the Closing) to service providers for Service Contracts that will not be assumed by Purchaser at the Closing (the identification of such providers being provided by Purchaser to Seller prior to the expiration of the Inspection Period). Purchaser shall assume all Service Contracts that are not cancelable on thirty (30) days notice. For those Service Contracts that can be cancelled, Seller will send a cancellation notice after the expiration of the Inspection Period and receipt of Purchaser’s notice set forth above. Any cancellation fees shall be borne by Purchaser;

(xiv)  To the extent in Seller’s possession or control, and to the extent not previously delivered to Purchaser, original Leases, modifications and amendments, and a complete set of architectural, structural, mechanical and electrical plans and specifications for the Project (delivery to Purchaser shall be deemed made if the information set forth in this subsection (xiii) is left at the Project);

(xv)  Copies of all books, records, bookkeeping and accounting records (other than Seller’s proprietary information) relating to the Project which are in Seller’s possession or control, and which Purchaser reasonably requests;

(xvi) Proof that any property management agreement entered into by Seller with respect to the Project has been terminated prior to or as of Closing; and

(xvii) Such other instruments, documents or certificates as are required to be delivered or made available by Seller to Purchaser in accordance with any of the other provisions of this Agreement.

(c)  At Closing, Purchaser shall, in accordance with the wire transfer instructions of Seller, pay the Adjusted Purchase Price to Seller. In addition, Purchaser shall deliver to or cause to be delivered to Seller its countersignature of the items set forth in Paragraphs 7(b)(i), 7(b)(iii), and 7(b)(viii).

(d)  Seller shall bear all of the following costs and expenses: (i) its own attorneys’ fees; (ii) the cost of the Survey (as defined in Paragraph 10(a) hereof) of the Project; (iii) the cost of the Title Commitment and the Title Policy (as both are defined in Paragraph 10(b) hereof) but not including any endorsements to the Title Policy or any title insurance policy or endorsements for Purchaser’s lender; (iv) all recordation costs attributable to the lien releases and the Deed, including the state recording tax; (v) one-half of the fee of the Escrow Agent under the Escrow Agreement; (vi) all loan payoff and prepayment fees necessary to release Seller’s lender’s security interest in the Project; and, (vii) any and all other costs and other expenses incurred by Seller incident to this Agreement and the transaction contemplated hereunder.

       Purchaser shall be responsible for the payment of: (i) its own attorneys’ fees; (ii) the cost of any endorsements to the Title Policy and any title insurance policy or endorsements for the Purchaser’s lender; (iii) the costs of its due diligence (including appraisals, environmental, engineering and termite reports); (iv) one-half of the fee of the Escrow Agent under the Escrow Agreement; and, (v) any and all other costs associated with its acquisition of the Project, including all costs related to any Purchaser’s financing of the Project.

(e)  Tenant Security Deposits shall be transferred to Purchaser, or shall be retained by Seller and credited to Purchaser on the closing statement. All rents actually paid and sources of other income received with respect to the Project for the month in which the Closing occurs and all expenses, real estate and personal property taxes and assessments, utilities (which shall be placed in Purchaser’s name at Closing) and county and municipal fees and taxes (other than recording taxes) with respect to the Project for the year (or such other applicable fiscal period) in which the Closing occurs shall be prorated as of midnight on the day before Closing on a per diem basis based upon the actual number of days in the calendar month or year or such other applicable fiscal period (as the case may be) of Closing. If the taxes with respect to the Project for the year (or other applicable fiscal period) in which the Closing occurs are unknown at the time of Closing, the previous year’s (or other applicable fiscal period’s) tax bill shall be used as an estimate, and the parties shall adjust the proration at that time when the current year’s taxes become known. With respect hereto, “other applicable fiscal period” shall only refer to such fiscal period as used by the taxing authority for the Project. If the Closing shall occur before rents from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents shall be upon the basis of such rents actually received by Seller. For a period of one hundred eighty (180) days subsequent to the Closing, if any such rents or rents for any time prior to Closing are actually received by Purchaser, promptly upon its receipt of such rents, Purchaser shall pay to Seller its proportionate share thereof, each such payment to be applied to the most recently accrued obligations first. During such period, the Purchaser shall make a good faith effort and attempt to collect any such rents for the benefit of the Seller, but Purchaser shall not be required to initiate any legal proceedings to collect any such rental delinquencies and nothing contained herein shall be deemed to limit any of Seller’s remedies against any delinquent tenants, including the right to file legal action for collection of such rents (but not for dispossession or to terminate any Lease) from such delinquent tenants. Seller shall pay all utilities and other expenses of the Project arising or accruing prior to the Closing.

(f) Subject to Paragraph 12 hereof, the agreements of Seller and Purchaser set forth in this Paragraph 7 shall survive the Closing.

          8.   Condemnation and Casualty.

(a)  If, prior to the Closing, action is initiated to take all or such portion of the Real Property of the Project such as to have an adverse impact on the Project, by eminent domain proceedings or by deed in lieu thereof, Seller shall, within ten (10) days after having knowledge thereof, notify Purchaser in writing, and Purchaser may either (i) terminate this Agreement and receive a return of the Deposit by delivering written notice to Seller within ten (10) days after receipt of Seller’s notice, or (ii) consummate the Closing, in which latter event the award of the condemning authority shall be assigned by Seller to Purchaser at the Closing.

(b)  In the event of damage by fire, act of God or other casualty to the Project prior to the Closing which, in the reasonable estimate of Seller, would cost Five Hundred Thousand Dollars ($500,000.00) or less to repair, and Seller maintains insurance reasonably adequate to repair the damage and restore the Project to substantially the same condition prior to the damage, this Agreement shall remain in full force and effect. In such event (i) Seller shall, at Closing, pay to Purchaser any sums collected under all policies of insurance (excluding loss of rents insurance attributable to the period prior to Closing which shall belong to Seller) because of such casualty, and assign to Purchaser all rights to collect such sums relating to such casualty as may then be uncollected (including loss of rents insurance attributable to the period on and after Closing), and (ii) the Purchase Price shall be reduced by the amount of the deductible under Seller’s insurance policy.

(c)  If the damage referred to in Paragraph 8(b) would, in the reasonable estimate of Seller, cost in excess of Five Hundred Thousand Dollars ($500,000.00), this Agreement may, at the option of Purchaser, be terminated, and Purchaser shall receive a return of the Deposit by delivering written notice of termination to Seller within ten (10) days after receipt of Seller’s notice. If Purchaser does not elect to terminate pursuant to the preceding sentence, this Agreement shall remain in full force and effect, and at Closing Seller (i) shall pay to Purchaser any sums collected under all policies of insurance (excluding loss of rents insurance attributable to the period prior to Closing) because of such casualty, and assign to Purchaser all rights to collect such sums relating to such casualty as may then be uncollected (including loss of rents insurance attributable to the period on and after Closing), and (ii) the Purchase Price shall be reduced by the amount of the deductible under Seller’s insurance policy.

          9.   Inspection Period. Purchaser shall have from the date hereof until 5:00 p.m. Central Time on December 1, 2005 (the “Inspection Period”) during which, upon twenty-four (24) hours notice to Seller’s property manager, to enter upon and make such studies, tests and/or inspections of the Project as Purchaser deems necessary or appropriate, including, without limitation, a right of entry onto the Property to obtain an appraisal and to perform engineering and environmental tests. Purchaser shall have access to the books and records pertaining to the Project which are located at the Project, and Purchaser may come to Seller’s corporate office to review those books and records pertaining to the Project which are maintained at such corporate office. If any inspection or test disturbs the Property, Purchaser shall restore the Property to substantially the same condition as existed prior to such inspection or test. Any invasive testing by Purchaser shall require Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Seller shall have the right to have a representative accompany Purchaser’s agents and/or representatives on their inspection of the Project. In the event that Purchaser, in its sole discretion, determines that the Project is, for any reason whatsoever, unsatisfactory, Purchaser shall have until expiration of the Inspection Period to notify Seller in writing that Purchaser has elected to terminate this Agreement. Failure by Purchaser to notify Seller of its election to terminate this Agreement prior to the end of the Inspection Period shall constitute a waiver of Purchaser’s right to terminate pursuant to this Paragraph 9. If Purchaser elects to terminate this Agreement pursuant to the preceding sentence, this Agreement shall be terminated, the Deposit (less $25,000.00 which shall be paid to Seller) shall be returned to Purchaser, and neither Purchaser nor Seller shall have any further rights or obligations hereunder, except for the survival of those provisions expressly provided for herein. In conducting its inspection of the Project, Purchaser (and its agents and representatives) shall not in any manner whatsoever materially and adversely interfere in the operation of the Project or the tenants’ right of quiet enjoyment for their use of the Project. Upon Seller’s election, Purchaser shall deliver to Seller copies of all due diligence items Purchaser obtains for the Project, including without limitation, all physical and environmental inspection reports, provided that Seller reimburses Purchaser for the same. In the event Purchaser terminates this Agreement, at Seller’s request, Purchaser shall return or destroy all due diligence information provided by Seller to Purchaser.

      10.  Survey and Title Report.

(a) Seller has obtained and delivered to Purchaser an update of Seller’s as-built survey of the Real Property and the Improvements (the “Survey”).

(b)  Title to the Real Property to be transferred and conveyed to Purchaser by Seller shall be a good and marketable title in fee simple, excepting ad valorem taxes not then due and payable and subject only to the items not objected to or waived (as set forth below) by Purchaser (collectively, the “Permitted Exceptions”). Seller has delivered to Purchaser a current owner’s title insurance commitment (the “Title Commitment”) from Lawyers Title Insurance Corporation (the “Title Insurance Company”) with respect to the Real Property, accompanied by copies of all exception documents identified therein. Such Title Commitment shows Seller is the owner of fee simple title to the Real Property, and it shall obligate the Title Insurance Company to issue to Purchaser, promptly upon Closing, its title insurance policy (the “Title Policy”) insuring fee simple title in favor of Purchaser, in the amount of the Purchase Price, with the so-called “standard exceptions” deleted therefrom.

(c)  On or before November 21, 2005, Purchaser shall notify Seller in writing of any objections that Purchaser has to the title to Seller’s Real Property as reflected in the Title Commitment or in the Survey (collectively, “Title Objections”). Within five (5) business days after Seller’s receipt of Purchaser’s notice of Title Objections, Seller shall inform Purchaser of whether it elects to cure or remove such Title Objections prior to Closing. Failure by Seller to deliver such notice within such five (5) business day period shall constitute notice that Seller is unwilling to cure such Title Objections. If Seller shall notify or be deemed to have notified Purchaser that Seller is unable or is unwilling to cure such Title Objections, Purchaser may either (i) terminate this Agreement within five (5) business days after it receives (or is deemed to have received) Seller’s notice (in which case it shall be entitled to a return of the Deposit less $25,000.00 which shall be paid to Seller) or (ii) waive such Title Objections.

(d) It is understood and agreed that if Purchaser fails to object to either the Survey or the Title Commitment or both during the Inspection Period, then Purchaser shall be deemed to have waived any and all such objections to title and/or survey, and, in such case, all exceptions shown on the Title Commitment and Survey shall be deemed Permitted Exceptions. Provided, however, if prior to Closing Purchaser shall cause the Title Commitment to be updated and if such update should reveal any matter rendering title to the Real Property unmarketable and not disclosed in the original Title Commitment and not caused by, through or under Purchaser, Purchaser shall notify Seller of same within ten (10) days of receipt of such update and the other provisions of Paragraph 10(c) relating to Title Objections shall apply with respect to such Title Objection as if such provisions were set forth herein in full.

      11.  Conduct of Business Prior to Closing.

(a)  From the Effective Date of this Agreement until Closing, Seller shall operate the Project in an ordinary and reasonable manner in accordance with past practices. Seller shall comply with all of its material obligations under the Leases, Service Contracts and licenses, permits and warranties until Closing.

(b)  Seller shall duly observe and conform to all lawful requirements of any governmental authority relative to the Project and the operation thereof, and to all terms and conditions upon or under which the Real Property and the Improvements are held. Seller shall give prompt written notice to Purchaser of any notice received by Seller pertaining to the Property from any governmental agency or authority or pertaining to any proposed public assessment or taking or any non-compliance with any law, rule, ordinance, code or regulation.

(c) Seller shall continue to maintain in full force and affect all policies of insurance now in effect or renewals thereof.

      12.  Survival. The representations and warranties and indemnities contained in Paragraphs 4 and 5 hereof and the agreements of Paragraph 7 hereof, shall survive the closing of the transactions contemplated hereby for twelve (12) months after Closing and shall not be merged into the Deed or other documents executed and delivered at Closing and no document need be executed at Closing to provide for the survival set forth herein. In the event that either party hereto shall discover a violation of any of the terms hereof (including, without limitation, a breach of any representation or warranty) following Closing and during the survival period described in this Paragraph, such person shall be entitled to be indemnified from the other party for all costs, damages, liability, loss, claim or expense, including reasonable attorney’s fees actually incurred, arising from such violation.

      13.  Termination; Default: Remedies.

(a)  If Purchaser terminates this Agreement by written notice to Seller at any time following the expiration of the Inspection Period and prior to the Closing for any reason other than as a result of a default by Seller, then Seller shall be entitled to the Deposit then held by Escrow Agent as its exclusive right and remedy, and, except as otherwise set forth herein, neither party shall have any further liability to the other. Purchaser and Seller acknowledge that it would be extremely impracticable and difficult to ascertain the actual damages that would be suffered by Seller if Purchaser fails to consummate the purchase and sale of the Project. Purchaser and Seller have considered carefully the loss to Seller as a consequence of the negotiation and execution of this Agreement, the personal expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder, together with the other damages, general and special, that Purchaser and Seller realize and recognize Seller will sustain, but that Seller cannot at this time calculate with absolute certainty. Therefore, the parties acknowledge that the amount of the Deposit has been agreed upon as the parties’ best, and they believe reasonable, estimate of Seller’s damages and as Seller’s sole and exclusive remedy against Purchaser, at law or in equity, in the event of a default under this Agreement on the part of Purchaser. The parties further acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages, in the event of Purchaser’s default.

(b)  In the event of a default by Seller (after ten (10) days written notice to Seller identifying the default and Seller having failed to cure the same within said ten (10) day period) under this Agreement, Purchaser shall be entitled to exercise either of the following exclusive remedies:

(i) terminate this Agreement and receive a full refund of the Deposit; or

(ii) bring an action in equity for specific performance of this Agreement.

(c)  In the event this Agreement is terminated by a party pursuant to a right contained herein to so terminate, neither party shall have any further liability or obligation to the other pursuant to this Agreement except for any liability or obligation which by the terms of this Agreement survives such termination.

      14.  Broker and Commission.Pursuant to a separate commission Agreement, Seller has engaged The Apartment Group, a Cushman & Wakefield company, to act as Seller’s representative in this transaction, and Seller has sole responsibility for the payment of any amounts due to such broker(s) as a result of this transaction. Except as set forth in the preceding sentence, Seller has not engaged the services of a broker, nor is it nor will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein. Seller shall indemnify, defend and hold Purchaser harmless from and against all loss, liability and expense, including reasonable attorneys’ fees and costs, suffered by Purchaser due to a breach of the foregoing representation, covenant and warranty or due to a claim for brokerage commission by any broker. Purchaser has not engaged the services of, nor is it nor will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein. Purchaser shall indemnify, defend and hold Seller harmless from and against all loss, liability and expense, including reasonable attorneys’ fees and costs, suffered by Seller due to a breach of the foregoing representation, covenant and warranty.

      15.  Modification.This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the purchase/sale of the Project and other matters contained herein, and contains the sole and entire understanding between the parties hereto with respect to the transactions contemplated herein. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

      16.  Applicable Law.This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State where the Property is located.

      17.  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

      18.  Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand, (ii) by commercial overnight courier service, (iii) mailed, United States certified or registered mail return receipt requested, postage prepaid, or (iv) by facsimile to the following numbers as follows:

(a)	To Seller: Schaedle Worthington Hyde Properties, L.P. 5550 Triangle Parkway, Suite 300 Norcross, GA 30092 Attention: Robert W. Worthington Telephone: (770) 448-8998 Facsimile: (770) 448-3343

With copies to: Lynn A. Landau, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz 165 Madison Avenue, Suite 2000 Memphis, TN 38103 Telephone: (901) 577-2131 Facsimile: (901) 577-0748

(b)	To Purchaser: NTS Realty Holdings Limited Partnership 10172 Linn Station Road Louisville, Kentucky 40223 Attention: Neil A. Mitchell Telephone: (502) 426-4800 Facsimile: (502) 426-4994

With a copy to: NTS Realty Holdings Limited Partnership 10172 Linn Station Road Louisville, Kentucky 40223 Attention: Rosann D. Tafel, Esq. Telephone: (502) 426-4800 Ext. 153 Facsimile: (502) 426-4994

(c)	To Escrow Agent:

LandAmerica National Commercial Services
Riverwood 100 Building
3350 Riverwood Parkway, S.E., Suite 1895
Atlanta, GA 30339
Attention: Deborah Goodman
Telephone: (770) 373-2029
Facsimile: (770) 980-9799

      All notices given by hand, overnight courier, or by facsimile shall be effective upon delivery and notices by mail shall be effective three (3) business days after the post-mark from the U.S. Postal Service. Any notice given by facsimile shall be followed within one (1) day by a second notice given by one of the other methods specified above.

      19.  Litigation. Notwithstanding anything contained herein to the contrary, in the event of any litigation hereunder, the non-prevailing party shall pay all actual (and not consequential) costs of the prevailing party, including reasonable attorney’s fees actually incurred.

      20.  Time For Performance. When the last day prescribed hereunder for performing any act falls on a Saturday, Sunday or national bank holiday, then such act shall be performed on the next succeeding day which is not a Saturday, Sunday or national bank holiday.

      21.  Confidentiality. Except to the extent required to be disclosed by Purchaser to its employees, directors, officers, partners, agents, representatives, attorneys, lenders, accountants, and/or advisors (“NTS Representatives”) and/or to the extent required by law or by any governmental agency, Purchaser shall not disclose or use, and Purchaser shall cause the NTS Representatives not to disclose or use, any Confidential Information (as such term is defined below) with respect to the Property furnished by Seller or its Representatives to Purchaser or the NTS Representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the transactions proposed in this Agreement. For purposes of this paragraph, “Confidential Information” means any information about the Property identified in writing to Purchaser by Seller, except for information which Purchaser can reasonably demonstrate is generally available to or known by the public other than as a result of improper disclosure by Purchaser, or which is obtained by Purchaser from a source other than Seller. The provisions of this Paragraph 21 shall be binding upon the parties hereto.

      22.  Assignment. Subject to Paragraph 29 hereof, neither party may assign this Agreement without the prior written consent of the other.

      23.  Date of Agreement. For purposes of this Agreement, the “Date of this Agreement” or “Effective Date” shall be deemed to be the date of execution of this Agreement by the last to sign of Seller or Purchaser. Such date shall be inserted in the preamble on page 1 of this Agreement.

      24.  Knowledge Defined. As used herein, the terms “to the knowledge of the Seller”, “to Seller’s knowledge”, “to Seller’s awareness” and similar words and phrases, whether singular or plural, shall refer to the actual knowledge of Robert W. Worthington, John Tirrill and Ed L. Stelling, III, without investigation.

      25.  Time of Essence. Time shall be of the essence in the performance of this Agreement.

      26.  Severability. If any part of any provision of this Agreement or any other agreement or document given pursuant to or in connection with this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

      27.  No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary.

      28.  Painting of the Project. The parties acknowledge that Seller has entered into two contracts (“Paint Contracts”) with ACI Group, Inc. dated May 12, 2005, and May 27, 2005, for exterior wood replacement and repainting work at the Project, as more particularly described in the Paint Contracts, which work is in the process of being performed. Seller hereby agrees to cause such work as described in the Paint Contracts to be completed and paid for in full by Seller prior to Closing.

      29.  § 1031 Exchange. If so requested by Purchaser, Seller will cooperate in structuring and completing this transaction for Purchaser so as to effect an acquisition of “replacement property” in connection with a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code § 1031”). In particular, Seller will consent to the assignment by Purchaser prior to the Closing hereunder of its right to purchase the Property to a “qualified intermediary,” and Seller will accept payment of the Purchase Price from such “qualified intermediary.” The terms “replacement property” and “qualified intermediary” are used herein as defined in the Treasury Regulation Code § 1031. Purchaser shall bear all expenses associated with the structuring of this transaction as part of a Code § 1031 like-kind exchange, including all fees of the qualified intermediary. Purchaser shall reimburse Seller for, and hold Seller harmless from and against, any and all reasonable and necessary additional costs and expenses, including reasonable attorney’s fees, and any liabilities, which Seller may incur as a result of structuring this transaction as part of a like-kind exchange. Seller shall not assume any responsibility for the tax consequences to Purchaser arising out of an exchange affected pursuant to this Paragraph 29.

      30.  Audit. Notwithstanding anything contained herein to the contrary, Purchaser, upon reasonable prior notice to Seller, shall have the right at any time after the execution of this Agreement, at Purchaser’s expense, to audit and/or to have prepared audited financial statements for the Project for the calendar year ended December 31, 2005, and to audit all books and records relating to the Project, including, but not limited to, revenue and expense supporting documents, deposits, bank statements, invoices and other similar documentation. Seller agrees to cooperate with Purchaser in granting Purchaser, its agents, representatives an employees access to such books, records and documentation so that it may timely and fully complete such audit. The terms of this Paragraph 30 shall survive the Closing and the delivery of the Deed.

[SIGNATURES APPEAR ON IMMEDIATELY FOLLOWING PAGE]

          IN WITNESS WHEREOF, Seller and Purchaser have signed and sealed this Agreement for Purchase and Sale, as of the day and year first above written.

PURCHASER:

NTS REALTY HOLDINGS LIMITED
PARTNERSHIP, a Delaware limited partnership

By:     NTS Realty Capital, Inc., a Delaware
           corporation, its managing general partner

           By: /s/ Neil A. Mitchell                    (SEAL)
           ——————————————
           Neil A. Mitchell
Senior Vice President

SELLER:

SCHAEDLE WORTHINGTON HYDE
PROPERTIES, L.P., a Delaware limited partnership

By:     Pittco Holdings, Inc., a Delaware corporation,
           its sole general partner

           By: /s/ Robert W. Worthington       (SEAL)
           ——————————————
           Robert W. Worthington
Authorized Representative

ESCROW AGENT: LAND AMERICA NATIONAL COMMERCIAL SERVICES By: /s/ Deborah Goodman (SEAL) —————————————— Deborah Goodman Vice President

December 1, 2005

Mr. Neil Mitchell
NTS Realty Holdings Limited Partnership
10172 Linn Station Road
Louisville, Kentucky 40223-3891

Re:	Agreement for Purchase and Sale dated as of November 1, 2005 (the “Contract”) by and between Schaedle Worthington Hyde Properties, L.P., as Seller (“SWH”) and NTS Realty Holdings Limited Partnership, as Purchaser (“NTS”) and joined in by LandAmerica National Commercial Services, as Escrow Agent, regarding the purchase and sale of The Grove at Swift Creek, Midlothian, Virginia

Dear Neil:

          Pursuant to our conversation today, SWH and NTS have agreed that the Inspection Period (as such term is used in the Contract) shall be extended to 5:00 p.m. Central Time on December 2, 2005. This letter shall serve as an acknowledgment by the parties that the Contract is hereby amended to reflect such agreement.

          I would appreciate if you would signify your agreement to this amendment to the Contract by signing and returning a copy of this letter to me. Should you have any questions regarding the foregoing, please feel free to give me a call.

Sincerely,

SCHAEDLE WORTHINGTON HYDE
PROPERTIES, L.P., a Delaware limited partnership

By:     Pittco Holdings, Inc., a Delaware corporation, its sole
           general partner

           By: /s/ Robert W. Worthington
           ——————————————
           Robert W. Worthington
Authorized Representative

Acknowledged this 1st day of December, 2005 by:

NTS REALTY HOLDINGS LIMITED PARTNERSHIP,
a Delaware limited partnership

By:     NTS Realty Capital, Inc.,
           a Delaware corporation,
           its managing general partner

           By: /s/ Neil A. Mitchell                    (SEAL)
           ——————————————
           Neil A. Mitchell
Senior Vice President

FIRST AMENDMENT
TO
AGREEMENT FOR PURCHASE AND SALE

          This First Amendment to Agreement for Purchase and Sale (the “First Amendment”) is made and entered into as of the 1st day of December, 2005 by and between SCHAEDLE WORTHINGTON HYDE PROPERTIES, L.P., a Delaware limited partnership (the “Seller”) and NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership (the “Purchaser”), and is joined in by LANDAMERICA NATIONAL COMMERCIAL SERVICES, Atlanta, Georgia, (the “Escrow Agent”) as follows:

R E C I T A L S:

          A.   Seller and Purchaser have entered into that certain Agreement for Purchase and Sale dated as of November 1, 2005 (the “Agreement”) pursuant to which the Seller has agreed to sell, and the Purchaser has agreed to buy, certain real estate located at 14701 Swift Lane, Midlothian, Chesterfield County, Virginia known as The Grove at Swift Creek (“Swift Creek”) which is more particularly described on Exhibit A attached to and incorporated in the Agreement, together with all Improvements, Personal Property and Leases (as such terms are defined in the Agreement) all of which is referred to collectively herein as the “Property” or the “Project”;

          B.   Seller and Purchaser now desire to amend and modify the Agreement as set forth herein.

          NOW, THEREFORE, for and in consideration of the foregoing premises, and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          1.   All capitalized terms used in this First Amendment but not defined herein shall have the same meanings ascribed to such terms in the Agreement.

          2.   The Purchase Price for the Project set forth in Paragraph 2 of the Agreement shall be Twenty Seven Million Two Hundred Thousand Dollars ($27,200,000.00).

          3.   Paragraph 2(b) of the Agreement is hereby changed to be hereinafter referred to as Paragraph 2(c), and the following is hereby added as the new Paragraph 2(b):

       “(b)     If Purchaser has not terminated this Agreement pursuant to the provisions of Paragraphs 6, 8, 10 and/or 13 of this Agreement (as amended by this First Amendment), then on or before December 27, 2005, Purchaser shall pay to Seller a prepayment of a portion of the Purchase Price in an amount equal to Two Hundred Thousand Dollars ($200,000.00) (the “Prepayment”). The Prepayment shall be non-refundable to the

Purchaser except as provided in Paragraphs 6, 8, 10 and/or 13 of this Agreement (as amended by this First Amendment).”

          4.   The newly designated Paragraph 2(c) is hereby amended and restated in its entirety to read as follows:

       “(c)     At Closing, Purchaser shall acquire the Project and shall pay the Seller an amount equal to the Purchase Price, less the Deposit (which Deposit shall be paid to Seller as part of the Purchase Price) and the Prepayment, and plus or minus any other adjustments to the Purchase Price required to be made hereunder (the “Adjusted Purchase Price”), including adjustments for repairs to flashing on buildings in the Project and cabinetry in the Project in the amounts of Fifty One Thousand Nine Hundred Sixty Dollars ($51,960.00) and Four Thousand Dollars ($4,000.000), respectively, all as more fully set forth in Paragraph 28 hereof. The payment of the Adjusted Purchase Price due the Seller shall be sent by wire transfer of funds in accordance with the written instructions delivered by Seller to Purchaser at least three (3) business days prior to the Closing.”

          5.   Paragraph 4(c), clause (iii) is hereby amended and restated to read as follows:

       “(iii)     enter into any new “executive” or “corporate” Leases, or enter into any new Leases or extend, renew or replace any existing Leases which are not entered into in the ordinary course of Seller’s business upon Seller’s standard lease form without Purchaser’s prior written consent, or”

          6.   Paragraph 6 of the Agreement is hereby amended and restated in its entirety to read as follows:

“6. Conditions. Purchaser’s and Seller’s respective obligations to consummate the transactions described herein shall be contingent upon:

    (a)           The representations, warranties and covenants of the other party set forth in this Agreement being true and correct in all material respects on and as of the date of Closing in the same manner and with the same effect as though such representations, warranties and covenants had been made on and as of the Closing; and

(b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing shall have been tendered.

In the event that a condition precedent to the obligations of a party shall not occur by the Closing and the occurrence of such condition is not waived by such party, then this Agreement shall terminate, the Deposit (less $25,000.00 which shall be paid to Seller) and the Prepayment shall be paid to Purchaser (except in the event Purchaser’s representations and warranties are not true in all material respects, in which event the entire Deposit and the Prepayment will be paid over to Seller) and neither party shall have any further obligation to the other except for such obligation which, by its terms and stated to survive the termination of this Agreement. Provided, however, the failure of any of the conditions in this paragraph 6 to occur that is a result of the default by a party under this Agreement shall remain subject to the rights and remedies of the non-defaulting party under paragraph 13, but provided further, however, with respect to subsection 6(a) above, a change in circumstances occurring after the Effective Date and prior to the Closing Date (as hereinafter defined) which shall make a representation or warranty no longer true and correct, shall not be a default hereunder (unless such change in circumstance was caused by the party making a representation) but shall give rise to a failure of the condition precedent to the other party’s obligation to close on the Project under Paragraph 6(a) and the rights of the parties hereto shall be limited to those set forth in the first sentence of this paragraph, and except that the failure of a representation or warranty to be true and correct when made shall be deemed to be default under this Agreement.”

          7.   Paragraph 8(a) is hereby amended and restated in its entirety to read as follows:

       “(a)     If, prior to the Closing, action is initiated to take all or such portions of the Real Property of the Project such as to have an adverse impact on the Project, by eminent domain proceedings or by deed in lieu thereof, Seller shall, within ten (10) days after having knowledge thereof, notify Purchaser in writing, and Purchaser may either (i) terminate this Agreement and receive a return of the Deposit and the Prepayment by delivering written notice to Seller within ten (10) days after receipt of Seller’s notice, or (ii) consummate the Closing, in which latter event the award of the condemning authority shall be assigned by Seller to Purchaser at the Closing.”

          8.   The first sentence of Paragraph 8(c) is hereby amended and restated as follows:

       “If the damage referred to in Paragraph 8(b) would, in the reasonable estimate of the Seller, cost in excess of Five Hundred Thousand Dollars ($500,000.00), this Agreement may, at the option of Purchaser, be terminated, and Purchaser shall receive a return of the Deposit and the Prepayment by delivering written notice of termination to Seller within ten (10) days after receipt of Seller’s notice.”

          9.   The eighth sentence of Paragraph 9 of the Agreement is hereby amended to read as follows:

       “If Purchaser elects to terminate this Agreement pursuant to the preceding sentence, this Agreement shall be terminated, the Deposit (less $25,000.00 which shall be paid to Seller) and the Prepayment shall be returned to Purchaser, and neither Purchaser nor Seller shall have any further rights or obligations hereunder, except for the survival of those provisions expressly provided for herein.”

         10.   Pursuant to Paragraph 10(c) of the Agreement, on or before November 21, 2005, Purchaser notified Seller in writing of its Title Objections. Within five (5) business days after Seller’s receipt of Purchaser’s notice of the Title Objections, Seller informed Purchaser which of the Title Objections it intended to cure or remove prior to Closing, and which Title Objections that it was unable or unwilling to cure. Pursuant to Paragraph 10(c) Purchaser would have five (5) business days after receipt (or deemed receipt) of Seller’s notice of its intentions to cure or not to cure within which to terminate the Agreement and receive a return of the Deposit. Seller hereby agrees to extend such five (5) business day period (which would, pursuant to Paragraph 10(c) of the Agreement, expire on December 1, 2005), until 5:00 p.m. Central Time on the earlier of (i) such date that is three (3) business days after receipt by Purchaser of the revised survey and the revised title commitment to be delivered to Purchaser by Seller, or (ii) December 12, 2005; and Purchaser shall have until 5:00 p.m. Central Time on such date to terminate the Agreement and receive a return of the Deposit and the Prepayment. In the event Purchaser does not terminate the Agreement, those Title Objections that Seller has informed Purchaser that it is unwilling or unable to cure shall become Permitted Exceptions.

         11.   Paragraph 13 of the Agreement is hereby amended and restated in its entirety to read as follows:

“13. Termination; Default; Remedies.

    (a)         If Purchaser terminates this Agreement by written notice to Seller at any time following the expiration of the Inspection Period and prior to the Closing for any reason other than as a result of the default by Seller, then Seller shall be entitled to the Deposit then held by Escrow Agent and shall be entitled to keep the Prepayment as its exclusive right and remedy, and, except as otherwise set forth herein, neither party shall have any further liability to the other. Purchaser and Seller acknowledge that it would be extremely impracticable and difficult to ascertain the actual damage that would be suffered by Seller if Purchaser fails to consummate the purchase and sale of the Project. Purchaser and Seller have considered carefully the loss to Seller as a consequence of the negotiation and execution of this Agreement, the personal expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder, together with the other damages, general and special, that Purchaser and Seller realize and recognize Seller will sustain, but that Seller cannot at this time calculate with absolute certainty. Therefore, the parties acknowledge that the amount of the Deposit and the Prepayment have been agreed upon as the parties’ best, and they believe reasonable, estimate of Seller’s damages and as Seller’s sole and exclusive remedy against Purchaser, at law or in equity, in the event of a default under this Agreement on the part of Purchaser. The parties further acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages, in the event of Purchaser’s default.

    (b)         In the event of a default by Seller (after ten (10) days written notice to Seller identifying the default and Seller having failed to cure the same within said ten (10) day period) under this Agreement, Purchaser shall be entitled to exercise either of the following exclusive remedies:

(i) terminate this Agreement and receive a full refund of the Deposit and the Prepayment; or

(ii) bring an action in equity for specific performance of this Agreement.

    (c)         In the event this Agreement is terminated by a party pursuant to a right contained herein to so terminate, neither party shall have any further liability or obligation to the other pursuant to this Agreement except for any liability or obligation which by the terms of this Agreement survives such termination.”

         12.   Paragraph 28 of the Agreement is hereby amended and restated in its entirety as follows:

“28. Repairs to the Project. Seller shall install a roof cap on Building #6 of the Project and shall replace any and all missing shutters on buildings in the Project, all prior to Closing and shall also pay for all such work prior to Closing. Commencing as of the date of this First Amendment and continuing during the period from the date hereof until Closing, Seller shall provide to Purchaser, letters and updates detailing the scope of work completed to such date and including any invoices received in connection with such repairs prior to Closing.

     At Closing, Seller shall reduce the Purchase Price by an amount equal to $55,960.00, ($51,960.00 of which is for Purchaser to correct flashing and building settlement issues at the Project, and Four Thousand Dollars ($4,000.00) of which is for Purchaser to correct the de-lamination of certain cabinets within the Project).”

         13.   Identification of Service Contracts. The following shall constitute Purchaser’s notice to Seller, pursuant to Paragraph 7(b)(xiii) of the Agreement, identifying the Service Contract providers for the Project to whom Seller shall deliver notices of termination: IKON and Call Source.

         14.   Amendment. Except as expressly amended or modified hereby, the Agreement and all terms and conditions contained therein shall remain in full force and effect. All references to the “Agreement” from and after the date hereof shall be deemed to mean the Agreement as amended by this First Amendment.

         15.   Binding Effect. This First Amendment shall be binding upon and shall enure to the benefit of Seller and Purchaser and their permitted successors and assigns.

         16.   Counterparts. This First Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

(Signatures appear on following page)

          IN WITNESS WHEREOF, Seller and Purchaser have executed this First Amendment to Agreement for Purchase and Sale as of the day and year first above written.

PURCHASER:

NTS REALTY HOLDINGS LIMITED
PARTNERSHIP, a Delaware limited
partnership

By:     NTS Realty Capital, Inc., a Delaware
           corporation, its managing general
           partner

           By: /s/ Neil A. Mitchell
           ——————————————
           Neil A. Mitchell
Senior Vice President

SELLER:

SCHAEDLE WORTHINGTON HYDE
PROPERTIES, L.P., a Delaware limited
partnership

By:     Pittco Holdings, Inc., a Delaware
            corporation, its sole general partner

           By: /s/ Robert W. Worthington
           ——————————————
           Robert W. Worthington
Authorized Representative

ESCROW AGENT: LANDAMERICA NATIONAL COMMERCIAL SERVICES By: /s/ Deborah Goodman —————————————— Deborah Goodman Vice President

SECOND AMENDMENT
TO
AGREEMENT FOR PURCHASE AND SALE

          This Second Amendment to Agreement for Purchase and Sale (the “First Amendment”) is made and entered into as of the 12th day of December, 2005 by and between SCHAEDLE WORTHINGTON HYDE PROPERTIES, L.P., a Delaware limited partnership (the “Seller”) and NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership (the “Purchaser”), and is joined in by LANDAMERICA NATIONAL COMMERCIAL SERVICES, Atlanta, Georgia, (the “Escrow Agent”) as follows:

R E C I T A L S:

          A.   Seller and Purchaser have entered into that certain Agreement for Purchase and Sale dated as of November 1, 2005 (the “Original Agreement”) pursuant to which the Seller has agreed to sell, and the Purchaser has agreed to buy, certain real estate located at 14701 Swift Lane, Midlothian, Chesterfield County, Virginia known as The Grove at Swift Creek (“Swift Creek”) which is more particularly described on Exhibit A attached to and incorporated in the Original Agreement, together with all Improvements, Personal Property and Leases (as such terms are defined in the Original Agreement) all of which is referred to collectively herein as the “Property” or the “Project”;

          B.   The Original Agreement was amended by that certain letter amendment by and between Seller and Purchaser dated December 1, 2005 (the “Letter Amendment”) and that certain First Amendment to Agreement for Purchase and Sale by and between Seller and Purchaser dated as of December 1, 2005 (the “First Amendment”);

          C.   The Original Agreement as amended by the Letter Amendment and the First Amendment is referred to herein as the “Agreement”;

          D.   Seller and Purchaser now desire to further amend and modify the Agreement as set forth herein.

          NOW, THEREFORE, for and in consideration of the foregoing premises, and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          1.   All capitalized terms used in this Second Amendment but not defined herein shall have the same meanings ascribed to such terms in the Agreement.

          2.   Pursuant to Paragraph 10(c) of the Original Agreement, on or before November 21, 2005, Purchaser notified Seller in writing of its Title Objections. Within five (5) business days after Seller’s receipt of Purchaser’s notice of the Title Objections, Seller informed Purchaser which of the Title Objections it intended to cure or remove prior to Closing, and which Title Objections that it was unable or unwilling to cure. Pursuant to Paragraph 10(c) of the Original Agreement, Purchaser would have five (5) business days after receipt (or deemed receipt) of Seller’s notice of its intentions to cure or not to cure within which to terminate the

Agreement and receive a return of the Deposit. Pursuant to the First Amendment, Seller extended such five (5) business day period (which would have expired, pursuant to Paragraph 10(c) of the Original Agreement, on December 1, 2005), until 5:00 p.m. Central Time on the earlier of (i) such date that is three (3) business days after receipt by Purchaser of the revised survey and the revised title commitment to be delivered to Purchaser by Seller, or (ii) December 12, 2005. As of the date hereof, Purchaser has received the revised title commitment but not the revised survey. Seller and Purchaser hereby agree that Purchaser shall have until 5:00 p.m. Central Time on December 15, 2005, to terminate the Agreement and receive a return of the Deposit and the Prepayment. In the event Purchaser does not terminate the Agreement, those Title Objections that Seller has informed Purchaser that it is unwilling or unable to cure shall become Permitted Exceptions.

          3.   Amendment. Except as expressly amended or modified hereby, the Agreement and all terms and conditions contained therein shall remain in full force and effect. All references to the “Agreement” from and after the date hereof shall be deemed to mean the Agreement as further amended by this Second Amendment.

          4.   Binding Effect. This Second Amendment shall be binding upon and shall inure to the benefit of Seller and Purchaser and their permitted successors and assigns.

          5.   Counterparts. This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

(Signatures appear on following page)

          IN WITNESS WHEREOF, Seller and Purchaser have executed this Second Amendment to Agreement for Purchase and Sale as of the day and year first above written.

PURCHASER:

NTS REALTY HOLDINGS LIMITED
PARTNERSHIP, a Delaware limited
partnership

By:     NTS Realty Capital, Inc., a Delaware
           corporation, its managing general
           partner

           By: /s/ Neil A. Mitchell
           ——————————————
           Neil A. Mitchell
Senior Vice President

SELLER:

SCHAEDLE WORTHINGTON HYDE
PROPERTIES, L.P., a Delaware limited
partnership

By:     Pittco Holdings, Inc., a Delaware
           corporation, its sole general partner

           By: /s/ Robert W. Worthington
           ——————————————
           Robert W. Worthington
Authorized Representative

ESCROW AGENT: LANDAMERICA NATIONAL COMMERCIAL SERVICES By: /s/ Deborah Goodman —————————————— Deborah Goodman Vice President

January 27, 2006

Kentucky Exchange Company, LLC
122 Fairfax Avenue
Louisville, Kentucky 40207

NTS Realty Holdings Limited Partnership
10172 Linn Station Road
Louisville, Kentucky 40223-3891
Attn: Mr. Neil Mitchell

Re:	Agreement for Purchase and Sale dated as of November 1, 2005 by and between Schaedle Worthington Hyde Properties, L.P., as Seller (“SWH”) and NTS Realty Holdings Limited Partnership, as Purchaser (“NTS”) and joined in by LandAmerica National Commercial Services, as Escrow Agent, regarding the purchase and sale of The Grove at Swift Creek, Midlothian, Virginia, as amended by letter amendment dated December 1, 2005, as further amended by First Amendment to Agreement for Purchase and Sale dated as of December 1, 2005, and as further amendment by Second Amendment to Agreement for Purchase and Sale dated as of December 12, 2005 (as so amended, the “Contract”)

Dear Neil:

          Pursuant to our conversation yesterday, SWH and NTS have agreed that the Closing (as such term is used in the Contract) shall occur on or before 2:00 p.m. Eastern Time on February 3, 2006 (the “Closing Deadline”). The loan payoff to Metropolitan Life Insurance Company (“Lender”) and the wire transfer of SWH’s net proceeds of the Purchase Price must be received no later than the Closing Deadline. This letter shall serve as an acknowledgment by the parties that the Contract is hereby amended to reflect such agreement.

          I would appreciate if you would signify your agreement to this amendment to the Contract by signing and returning a copy of this letter to me. Should you have any questions regarding the foregoing, please feel free to give me a call.

Sincerely,

SCHAEDLE WORTHINGTON HYDE
PROPERTIES, L.P., a Delaware limited partnership

By:     Pittco Holdings, Inc., a Delaware corporation, its sole
           general partner

           By: /s/ Robert W. Worthington
           ——————————————
           Robert W. Worthington
Authorized Representative

Acknowledged this 27th day of January, 2006 by:

KENTUCKY EXCHANGE COMPANY, LLC, a Kentucky limited liability company By: /s/ Timothy J. Eifler —————————————— Timothy J. Eifler Member

Acknowledged this 27th day of January, 2006 by:

NTS REALTY HOLDINGS LIMITED PARTNERSHIP,
a Delaware limited partnership

By:     NTS Realty Capital, Inc.,
           a Delaware corporation,
           its managing general partner

           By: /s/ Neil A. Mitchell                    (SEAL)
           ——————————————
           Neil A. Mitchell
Senior Vice President